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                                                                    Exhibit 21.1

LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

     Company Name                      Jurisdiction of Incorporation
     ------------                      -----------------------------

Myriad Genetic Laboratories, Inc.                Delaware

Myriad Financial, Inc.                           Utah

Myriad Pharmaceuticals, Inc.                     Delaware